UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) Of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 30, 2006

PRB Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1875 Lawrence Street, Suite 450 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 308-1330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.    REGULATION FD DISCLOSURE

On June 30, 2006, PRB Energy, Inc. (“PRB” or the “Company”) acquired working interests in approximately 630 coal-bed methane wells on 29,500 acres located in the Powder River Basin from Pennaco Energy, Inc. The purchase price of the acquired interests was approximately $600,000 and was paid from cash on hand. In addition, a well-plugging liability was assumed by the Company and is provided for under a letter of credit of $3 million. The effective date of the transaction was July 1, 2006. A wholly-owned subsidiary of the Company became the operator of the acquired properties and assets. PRB is also the principal gas gatherer for these wells.

Of the 630 wells, fewer than 200 are currently producing at a rate of between 2.5 to 3 million cubic feet per day. PRB plans to improve production by bringing shut-in wells back to a productive status. These well-remediation efforts will be conducted over the next several months and will require additional capital expenditures which are being assessed. In addition, the Company anticipates drilling approximately 300 Moyer coal-bed methane wells on the newly acquired acreage in the near term.

In a separate transaction, the Company also has a contract with another third party to acquire approximately 70 miles of gathering lines in the Recluse, Wyoming area of the Powder River Basin which will provide gathering opportunities on over 100,000 acres. The transaction is scheduled to close on July 15, 2006 and will be effective as of July 1, 2006. The purchase price for these assets is approximately $462,500 and will be funded by cash on hand. Additional working interests in wells in this area will be pursued in the future to complement the gathering operations.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(c)      EXHIBITS

Exhibit No.	Description
99.2	Press release dated July 5, 2006 announcing the acquisition of properties in Wyoming.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRB ENERGY, INC.

/s/ Robert W. Wright
Robert W. Wright
Chairman and Chief Executive Officer

July 7, 2006